Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:
Robert C. Bishop, Ph.D.
Chairman and Chief Executive Officer
AutoImmune Inc.
626-792-1235
website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2005 SECOND QUARTER FINANCIAL RESULTS

Pasadena, California, August 11, 2005 - AutoImmune Inc. (OTCBB: AIMM) today reported a net loss of $0.19 million, or $0.01 per share basic and diluted, for the three months ended June 30, 2005 compared with a net loss of $0.30 million, or $0.02 per share basic and diluted, for the three months ended June 30, 2004. For the six months ended June 30, 2005, the net loss was $0.37 million, or $0.02 per share basic and diluted, compared with net loss of $0.47 million, or $0.03 per share basic and diluted for the same period in 2004. As of June 30, 2005, the Company reported $9.6 million in cash and marketable securities as compared to $10.0 million in cash and marketable securities as of December 31, 2004.

Robert C. Bishop, Ph.D., Chairman of the Board and Chief Executive Officer stated, “The Company’s licensees made progress during the second quarter with their ongoing clinical trials of products using AutoImmune technology and Colloral LLC, our joint venture with Deseret Laboratories Inc. for dietary supplements, is preparing to embark on a new consumer oriented marketing plan created with the assistance of Business Development Resources, Inc.” Under the currently applicable accounting model, AutoImmune will begin to recognize income from the joint venture when profits exceed cumulative start-up costs.

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS Medical Corp., a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and has a royalty obligation on sales of its lead drug MBP8298, a treatment for secondary progressive multiple sclerosis, should it reach the market. BioMS is currently enrolling patients at multiple sites in a Phase II/III study of MBP8298.

AutoImmune has also exclusively licensed certain of its intellectual property rights to Teva Pharmaceutical Industries, Ltd. Teva has an ongoing Phase II study looking at two different doses of on an oral formulation of COPAXONE® (glatiramer acetate), a product for the treatment of multiple sclerosis. The oral formulation utilizes the intellectual property rights licensed from AutoImmune. If Teva is successful in bringing this product to market, AutoImmune will receive both a milestone payment and a royalty on sales under its license agreement.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the development stage of the Company’s and its licensees’ products, uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, the risk that Colloral® may be classified as a drug rather than a dietary supplement, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section “Business-Factors to be Considered.” The discussion in the Annual Report on Form 10-K is hereby referenced into this release.

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
Revenue	$30,000	$37,000	$60,000	$75,000

Costs and expenses:
Research and development	146,000	21,000	204,000	148,000
General and administrative	214,000	182,000	385,000	297,000

Total costs and expenses	360,000	203,000	589,000	445,000

Interest income	30,000	72,000	61,000	133,000
Equity in net loss of unconsolidated affiliate	—	(100,000)	—	(130,000)

	30,000	(28,000)	61,000	3,000

Net income (loss)	$(300,000)	$(194,000)	$(468,000)	$(367,000)

Net income (loss) per share - basic	$(0.02)	$(0.01)	$(0.03)	$(0.02)

Net income (loss) per share - diluted	$(0.02)	$(0.01)	$(0.03)	$(0.02)

Weighted average common shares outstanding - basic	16,919,623	16,919,623	16,919,623	16,919,623

Weighted average common shares outstanding - diluted	16,919,623	16,919,623	16,919,623	16,919,623

CONDENSED BALANCE SHEET (Unaudited)
	December 31, 2004	June 30, 2005
Cash and marketable securities	$9,996,000	$9,606,000
Other current assets	37,000	76,000
Other assets	5,000	—

Total assets	$10,038,000	$9,682,000

Current liabilities	$108,000	$121,000
Total stockholders’ equity	9,930,000	9,561,000

Total liabilities and equity	$10,038,000	$9,682,000